                                                                    EXHIBIT 99.2


         -----Original Message-----
         FROM: Brian Hartlen
         SENT: Monday, June 23, 2003 5:35 AM
         TO: G-Global Comshare Everyone
         SUBJECT: All employee meeting today 11:00 Eastern Daylight Time

         On behalf of Dennis Ganster,


         To All Comshare Employees:

         This morning Comshare and Geac issued press releases announcing the proposed acquisition of Comshare by Geac. I've attached a copy of that release for your review. It outlines the terms of the agreement, Geac's strategy and provides a timeline for the process.

         This is an exciting opportunity for Comshare to build upon the work we've done in establishing the CPM market with a company that has thousands of customers, a complementary product set, and a strong performance management initiative.

         We'll be holding an all employee meeting and conference call with representatives from the Comshare and Geac senior management teams to discuss the acquisition, why they want to acquire Comshare and what it means to you, and step through what will happen over the next few weeks.

         The meeting will be held at 11:00am EDT on Monday, June 23. In Ann Arbor, we'll be meeting at the Crowne Plaza in the Conservatory room. In the UK the meeting will be in Training Room 1. Geac representatives will also be in the Chelsea office to meet the UK employees and answer any questions. All other offices and remote employees should participate in the meeting via conference call. To dial in from within the U.S. call 800-238-0210; international callers dial 719-457-5101, and provide the passcode 703334. After the meeting in Ann Arbor we will be providing lunch (Grand Ballroom I) and a further opportunity to meet the Geac management team and ask questions.

         Following the meeting, any questions or calls related to the press release or financial terms should be directed to Brian Hartlen and Brian Jarzynski.


         ---------------------------------------------
         Brian Hartlen
         Senior Vice President
         Comshare
         734 -996-8010
         bhartlen@comshare.com
         www.comshare.com